U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  June 2, 2005
(Date of earliest event reported)

eACCELERATION CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29869	91-2006409
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

1050 NE Hostmark Street, Suite 100B, Poulsbo, Washington 98370
(Address of principal executive offices)

(360) 697-9260
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement.

Increase in Executive Compensation:  On June 2, 2005, the Board of Directors of the registrant (the “Board”) approved an increase in the compensation of the registrant’s President and Chief Executive Officer, Clinton L. Ballard, effective as of July 11, 2005 (the date of the annual meeting of the registrant’s stockholders).  The annual salary payable to Mr. Ballard under Section 4(a) of his Employment Agreement, dated as of November 1, 1999, as amended to date (the “CEO Agreement”), will increase from $208,000 to $260,000.  As additional incentive compensation, the Board also approved a bonus of up to $122,200, payable to Mr. Ballard within 110 days after the end of the registrant’s 2005 fiscal year and upon the satisfaction of certain financial performance criteria.  The amounts payable to Mr. Ballard under Section 4(b) of the CEO Agreement will remain unchanged.

Stock Awards to Officers and Directors:  The Board approved common stock awards, effective June 6, 2005, to certain officers and directors of the registrant in the amounts set forth opposite their respective names below:

Name	Title	Amount
E. Edward Ahrens	Chief Financial Officer	30,000 shares

William E. Hoke	Director	30,000 shares

Edward P. Swain, Jr.	Director	30,000 shares

Item 1.02                                             Termination of a Material Definitive Agreement.

See Item 5.02(c) below.

Item 5.02(c)                               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 2, 2005, Diana T. Ballard, Vice Chairman of the Board, informed the Board that she would not be standing for re-election, and that she would be resigning as the registrant’s Secretary and Treasurer, effective July 11, 2005.  Ms. Ballard’s Employment Agreement, dated as of November 1, 1999, as amended to date, will terminate effective July 11, 2005.  Ms. Ballard will not receive any further compensation thereunder after July 11, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eACCELERATION CORP.

Dated: June 8, 2005	By:	/s/ E. Edward Ahrens
E. Edward Ahrens
Chief Financial Officer
(Principal Financial and Accounting Officer)